Exhibit 2.1

PLAN OF CONVERSION

OF

HERCULES OFFSHORE, LLC

INTO

HERCULES OFFSHORE, INC.

This PLAN OF CONVERSION (this “Plan”), dated as of July 7, 2005, is hereby authorized, adopted and approved by Hercules Offshore, LLC, a Delaware limited liability company (the “Converting LLC”), in order to set forth the terms, conditions and procedures governing the conversion of the Converting LLC into a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (as amended, the “LLC Act”) and Section 265 of the Delaware General Corporation Law (as amended, the “DGCL”).

WHEREAS, the Converting LLC is a limited liability company formed and existing under the laws of the State of Delaware;

WHEREAS, the internal affairs of the Converting LLC and the conduct of its business are governed by that certain Amended and Restated Operating Agreement of the Converting LLC dated as of October 1, 2004 (as amended from time to time, the “Operating Agreement”);

WHEREAS, pursuant to Section 3.14 of the Operating Agreement, the Converting LLC may convert into a Delaware corporation in connection with a Qualified IPO, and the Members have authorized and approved such conversion pursuant to the Operating Agreement;

WHEREAS, the Converting LLC intends to file a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of an offering of its securities that would constitute a Qualified IPO pursuant to the Operating Agreement (the “Proposed Offering”); and

WHEREAS, in connection with the Proposed Offering, the Managers of the Converting LLC have determined, in accordance with Section 6.1(a) of the Operating Agreement, that (a) the Converting LLC should make or engage in the Proposed Offering, (b) the Proposed Offering is structured so as to qualify as a Qualified IPO if consummated and (c) it is in the best interests of the Converting LLC and its Members for the Converting LLC to convert into a Delaware corporation pursuant to Section 18-216 of the LLC Act and Section 265 of the DGCL upon the terms and subject to the conditions and in accordance with the procedures set forth herein, and the Managers have authorized, adopted and approved the Conversion and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith;

NOW, THEREFORE, the Converting LLC does hereby authorize, adopt and approve this Plan to effectuate the conversion of the Converting LLC into a Delaware corporation as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Operating Agreement.

2. Conversion; Effect of Conversion. Upon the terms and subject to the conditions of this Plan and pursuant to the relevant provisions of the LLC Act and the DGCL, including, without limitation, Section 18-216 of the LLC Act and Section 265 of the DGCL, respectively, the Converting LLC shall convert (referred to herein as the “Conversion”) into a Delaware corporation named “Hercules Offshore, Inc.” (referred to herein as the “Resulting Corporation”) at the Effective Time (as defined below). The Converting LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of the Converting LLC and shall constitute a continuation of the existence of the Converting LLC in the form of a corporation of the State of Delaware. The Conversion otherwise shall have the effects specified in the DGCL and the LLC Act, including, without limitation, subsections (d), (e) and (f) of Section 265 of the DGCL and subsection (h) of Section 18-216 of the LLC Act.

3. Certificate of Conversion; the Certificate of Incorporation; Effective Time. The Conversion shall be effected by the filing with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion meeting the requirements of Section 265 of the DGCL (the “Certificate of Conversion”) and (b) a duly executed Certificate of Incorporation of the Resulting Corporation, substantially in the form of Exhibit A attached hereto (the “Certificate of Incorporation”). The Conversion shall become effective upon such filing of the Certificate of Conversion and the Certificate of Incorporation, or such later effective time as shall be approved by the Managers in accordance with Sections 3.14, 6.1(a) and 6.5(a) of the Operating Agreement and specified in the Certificate of Conversion; provided that, in any event, the filing of the Certificate of Conversion shall have been approved by the Managers in accordance with Sections 6.1(a) and 6.5(a) of the Operating Agreement. The date and time of such effectiveness is referred to herein as the “Effective Time.”

4. Governance and Other Matters Related to the Resulting Corporation.

(a) Bylaws. At the Effective Time, the Bylaws of the Resulting Corporation shall be substantially in the form of Exhibit B attached hereto, and shall be adopted as such by the Board of Directors of the Resulting Corporation.

(b) Directors and Officers. The directors and officers of the Resulting Corporation immediately after the Effective Time shall be those individuals who were serving as Managers and officers, respectively, of the Converting LLC immediately prior to the Effective Time. The Converting LLC and, after the Effective Time, the Resulting Corporation and its Board of Directors shall take such actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Resulting Corporation.

5. Effect of the Conversion on the Membership Interests of the Converting LLC. Upon the terms and subject to the conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the Converting LLC, the Resulting Corporation or any equityholder thereof:

(a) Conversion of Membership Interests. Each outstanding Membership Interest of the Converting LLC shall be converted into such number of validly issued, fully paid and nonassessable shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Resulting Corporation as shall be approved by the Managers in accordance with Sections 3.14, 6.1(a) and 6.5(a) of the Operating Agreement (such number, the “Ratio”), with each Membership Interest being converted into the same number of shares of Common Stock, such that the proportional ownership interest of each record holder of Membership Interests in the Converting LLC immediately prior to the Effective Time shall be the same as such holder’s proportional ownership interest in the Resulting Corporation immediately following such Effective Time. All such shares of Common Stock (the “Shares”) will be duly issued, fully paid and nonassessable. Following the Effective Time, all Membership Interests of the Converting LLC shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Membership Interest immediately prior to the Effective Time shall cease to have any rights in respect thereof, except the right to receive that portion of the Shares into which such Membership Interest was converted pursuant to the Conversion and this Section 5.

(b) Conversion of Options under the LTIP. Each Option (as defined in the Hercules Offshore 2004 Long-Term Incentive Plan (the “LTIP”)) outstanding under the LTIP immediately prior to the Effective Time, whether or not then exercisable, shall continue to be outstanding according to the terms and conditions as set forth in the LTIP and any option agreements thereunder in effect immediately prior to the Effective Time, except that (A) each Option shall be an option for that whole number of shares of Common Stock (rounded up to the next whole share) equal to the number of shares of Common Stock (as defined in the LTIP, “Plan Common Stock”) subject to such Option immediately prior to the Effective Time multiplied by the Ratio, and (B) the exercise price per share of Common Stock shall be an amount equal to the exercise price per share of Plan Common Stock subject to such Option in effect immediately prior to the Effective Time divided by the Ratio (the price per share, as so determined, being rounded down to the nearest whole cent).

(c) Exchange of Membership Interests for Stock Certificates. Promptly following the Effective Time, the Resulting Corporation shall deliver or cause to be delivered to each record holder of Membership Interests one or more certificates representing, or shall make or cause to be made in the Resulting Corporation’s share transfer records book-entry notation evidencing, that number of Shares into which such holder’s Membership Interests were converted pursuant to the Conversion and the provisions of this Section 5. A certificate representing the proper number of Shares into which the Membership Interests were converted into pursuant to the Conversion and this Section 5 shall only be issued to the person in whose name such Membership Interests were registered immediately prior to the Conversion. Until all Shares are delivered in accordance with this Section 5(c), each Membership Interest shall be deemed at any time after the Effective Time to represent only the right to receive that portion of the Shares into which such Membership Interest was converted pursuant to the Conversion and this Section 5.

(d) No Further Ownership Rights in Membership Interests. All Shares issued in exchange for Membership Interests pursuant to the Conversion in accordance with the terms of this Section 5 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Membership Interests under the Operating Agreement. After the Effective Time, there shall be no further registration of transfers on the transfer books of the Converting LLC of the Membership Interests that were outstanding immediately prior to the Effective Time.

6. Transfer Restrictions. Prior to any proposed transfer (whether by sale, assignment, pledge or otherwise) of Shares, the proposed transferor (the “Transferor”) will give written notice to the Resulting Corporation of his intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail and shall be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Resulting Corporation, addressed to the Resulting Corporation, to the effect that the proposed transfer of the securities in question may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”), and that such proposed transfer does not call into question the exemption from registration under which such Shares were initially issued by the Resulting Corporation. Any such legal opinion must be reasonably satisfactory to the Resulting Corporation and must state that it may also be relied upon by any transfer agent, stock exchange or counsel to the Resulting Corporation. As a condition to the transfer, the Resulting Corporation may also require a certificate of the Transferor that certifies as to matters that assist the Resulting Corporation in establishing compliance with securities laws at the time of the original issuance of the Shares as well as at the time of the proposed transfer. Upon compliance with the terms hereof to the satisfaction of the Resulting Corporation, the Transferor shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Transferor to the Resulting Corporation. Each certificate or book-entry notation evidencing the Shares so transferred shall bear or be subject to an appropriate restrictive legend reasonably deemed appropriate by the Resulting Corporation, including any appropriate legend relating to the restrictions and obligations hereunder. The Transferor shall, prior to any transfer (unless such transfer is made pursuant to Rule 144 under the Securities Act or an effective registration statement under the Securities Act), cause any transferee of the Shares to enter into an agreement with the Resulting Corporation that the transferee will take and hold such securities subject to the provisions and upon the conditions specified herein. Without limiting the generality of any other provision hereof, the provisions of this Section 6 shall be binding on successive transferees. Any sale or transfer, or purported sale or transfer, of Shares shall be null and void, and the Resulting Corporation shall have no obligation to effect any transfer, unless the terms, conditions and provisions of this Section 6 are strictly observed and followed or are waived by the Resulting Corporation. The Resulting Corporation may issue stop transfer instructions to any transfer agent or registrar for the Common Stock in order to implement any restriction on transfer contemplated hereby. In addition to any other legend, the certificates or book-entry notations evidencing Shares shall bear or be subject to the following legend:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE. THE SHARES WERE (1) ISSUED PURSUANT TO A PLAN OF CONVERSION AND (2) ARE SUBJECT TO PROVISIONS OF THE BYLAWS OF THE CORPORATION, BOTH OF WHICH INCLUDE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THE SHARES. COPIES OF SUCH PLAN AND BYLAWS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE CORPORATE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

7. Further Assurances. If, at any time after the Effective Time, the Resulting Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or appropriate, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting LLC, or (b) to otherwise carry out the purposes of this Plan, the Resulting Corporation and its appropriate officers and directors (or their designees), are hereby authorized to solicit in the name of the Converting LLC any third-party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Converting LLC, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converting LLC, all such other acts and things necessary, desirable or appropriate to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting LLC and otherwise to carry out the purposes of this Plan.

8. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Managers and, following the Effective Time, by the Board of Directors of the Resulting Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party or parties, including, without limitation, any officers of the Converting LLC or the Resulting Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding and conclusive on all parties. The Managers or the Board of Directors of the Resulting Corporation, as applicable, at any time and from time to time, may terminate, amend or modify this Plan without any further consent or approval of any Member of the Converting LLC, any stockholder of the Resulting Corporation or any other Person.

9. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any Person other than as expressly provided herein.

10. Severability. If any provision of this Plan or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Plan and the application of that provision to other Persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

11. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, Hercules Offshore, LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

HERCULES OFFSHORE, LLC

By:	/s/ Randall D. Stilley
Randall D. Stilley
Chief Executive Officer and President

Exhibit A

(Certificate of

Incorporation)

Exhibit B

(Bylaws)